Exhibit D-1



                                   BEFORE THE

                     PENNSYLVANIA PUBLIC UTILITY COMMISSION

In re:

         SECURITIES CERTIFICATE OF PENNSYLVANIA      )
         ELECTRIC COMPANY IN THE MATTER OF THE       )        SECURITIES
         ISSUANCE AND SALE OF UP TO $130,000,000     )        CERTIFICATE
         PRINCIPAL AMOUNT OF SUBORDINATED            )        NO.
         DEBENTURES AND EXECUTION AND DELIVERY       )
         OF THE GUARANTY IN CONNECTION WITH THE      )
         ISSUANCE OF TRUST SECURITIES HAVING         )
         AN AGGREGATE LIQUIDATION VALUE NOT TO       )
         EXCEED $125,000,000 BY A SPECIAL PURPOSE    )
         BUSINESS TRUST SUBSIDIARY OF PENNSYLVANIA   )
         ELECTRIC COMPANY                            )



TO PENNSYLVANIA PUBLIC UTILITY COMMISSION:

         1. The name and address of the public utility filing this Securities Certificate are:
              Pennsylvania Electric Company ("Penelec")
              2800 Pottsville Pike
              Reading, Pennsylvania  19605

         2.   The names and addresses of the public utility's attorneys are:

                   Scott L. Guibord
                   Secretary
                   Pennsylvania Electric Company
                   2800 Pottsville Pike
                   Reading, Pennsylvania  19605

                   Robert C. Gerlach, Esquire
                   Ballard Spahr Andrews & Ingersoll, LLP
                   1735 Market Street - 51st Floor
                   Philadelphia, Pennsylvania  19103-7599

3. Penelec is a public utility as defined in the Pennsylvania Public Utility Code, as amended. Penelec was incorporated under the laws of the Commonwealth of Pennsylvania on June 11, 1919, is governed by the Pennsylvania Business Corporation Law of 1988 and pursuant to such law has corporate power and authority to, among other things, render to the public, electric and steam heat service throughout Pennsylvania. Penelec renders electric service to the public in numerous municipalities in thirty-one counties in western, northern and south-central Pennsylvania.


4.             All the  outstanding  Common  Stock of  Penelec  is owned by GPU,
         Inc. (formerly   known  as  General   Public   Utilities
         Corporation), a Pennsylvania corporation.

5. This Securities Certificate pertains to the issuance and sale by Penelec of up to $130,000,000 of its subordinated debentures (the "Subordinated Debentures") and execution and delivery of a guaranty agreement (the "Guaranty") in connection with the issuance and sale by its subsidiaries of the Preferred Securities and the Trust Securities (each as defined below) as described in this Securities Certificate. Penelec proposes to organize a special purpose business trust under Delaware law ("Penelec Capital Trust"), which will issue and sell from time to time in one or more series through December 31, 2000 up to
                                       -2-

         $125,000,000 aggregate liquidation value of preferred beneficial interests, in the form of Trust Securities (having a liquidation value per interest to be determined at the time of issuance based on market conditions) (the "Trust Securities")*. Each Trust Security will represent a cumulative preferred security (the "Preferred Securities") of a Delaware limited partnership ("Penelec Capital L.P."), which will be a special purpose indirect subsidiary of Penelec. Penelec also proposes to form a special purpose Delaware corporation ("Investment Sub"), for the sole purpose of acting as general partner of Penelec Capital L.P. The sole purpose of Penelec Capital Trust will be to acquire the Preferred Securities and to issue and sell the Trust Securities evidencing the Preferred Securities. Penelec Capital Trust will apply the proceeds from the sale of the Trust Securities to purchase the Preferred Securities. Penelec Capital L.P. will, in turn, use the proceeds received from the sale of the Preferred Securities to purchase Penelec's Subordinated Debentures. The sole purpose of Penelec Capital L.P. is to issue one or more series of Preferred Securities and to lend the proceeds thereof, plus
         ----------------
         * The transactions proposed herein are substantially the same as the transactions approved by the Commission in the Securities Certificate No. S-940427 and No. A-110400F0026 in connection with monthly income preferred securities ("MIPS"), with the exception that the MIPS were issued by a limited partnership subsidiary of Penelec and the Trust
         Securities will be issued by a special purpose business trust subsidiary. The trust structure is being utilized so that the buyers of the securities receive a Form 1099 for their income tax purposes, rather than a Form K-1.

         the capital contribution (in an amount not to exceed $5,000,000) made by Penelec in Penelec Capital L.P., to Penelec, which loan will be evidenced by the Subordinated Debentures issued by Penelec. Penelec will acquire the common stock of Investment Sub for a nominal consideration and will capitalize Investment Sub with (i) a capital contribution in the amount of up to $5,000,000, and (ii) a demand promissory note in the principal amount of up to $13,000,000, such note to accrue interest, compounded semi-annually, at a rate equal to the Citibank, N.A. base rate as in effect from time to time. Investment Sub will acquire all of the general partner interests in Penelec Capital L.P. for up to $5,000,000. Penelec will execute and deliver the Guaranty for the benefit of the holders of the Preferred Securities, pursuant to which it will make certain payments to the holders of the Preferred Securities to the extent not paid by Penelec Capital L.P. Such payment may include (A) accrued but unpaid distributions on the Preferred Securities, if and to the extent Penelec Capital L.P. has funds legally available therefor, (B) the redemption price payable for any Preferred Securities called for redemption to the extent that Penelec Capital L.P. has funds legally available therefor, (C) the aggregate liquidation preference on the Preferred Securities, including all accrued but unpaid distributions, whether or not declared, to the extent that Penelec Capital L.P. has funds legally available therefor, and (D) certain additional amounts.
                                       -4-

         Each Subordinated Debenture will be issued under an Indenture to be entered into with United States Trust Company of New York, as trustee (the "Debenture Indenture"), and will have a maturity not to exceed 49 years. The issuance of the Subordinated Debentures by Penelec will be subject to the restriction in Article 6th, Section 8(D) of Penelec's Restated Articles of Incorporation which limits, without the consent of the holders of a majority of Penelec's outstanding Cumulative Preferred Stock, the amount of unsecured indebtedness which Penelec may have outstanding at any one time to 20% of the aggregate of the total outstanding principal amount of all bonds and other securities representing secured indebtedness issued or assumed by Penelec, plus Penelec's capital stock, premiums thereon, and surplus of Penelec as stated on its books of account. Prior to maturity, Penelec will pay only interest on the Subordinated Debentures at a rate equal to the distribution rate on the Preferred Securities (which distribution payments will then be distributed by Penelec Capital Trust to the holders of the Trust Securities), with any excess being distributed to Penelec as a distribution on Penelec's investment in Penelec Capital L.P., thereby reducing the interest cost on the Subordinated Debentures. Each Subordinated Debenture and Penelec's obligations under the Guaranty will be subordinate to all other existing and future "Senior Indebtedness," (as defined below) of Penelec
                                       -5-
         and will have no cross-default provisions with respect to other Penelec indebtedness -- i.e., a default under any other outstanding Penelec indebtedness will not result in a default under the Subordinated Debenture or the Guaranty. However, Penelec may not declare and pay dividends on, or redeem or retire, its outstanding Cumulative Preferred Stock or Common Stock unless all payments then due (whether or not previously deferred) under the Subordinated Debentures and the Guaranty have been made. "Senior Indebtedness" consists of (i) the principal of and premium (if any) in respect of (A) indebtedness of Penelec for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments (including purchase money obligations) for payment of which Penelec is responsible or liable; (ii) all capital lease obligations of Penelec; (iii) all obligations of Penelec issued or assumed as the deferred purchase price of property, all conditional sale obligations of Penelec and all obligations of Penelec under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) certain obligations of Penelec for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other persons for the payment of which Penelec is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the types referred to in clauses
                                       -6-

         (i) through (v) of other persons secured by any lien on any property or asset of Penelec (whether or not such obligation is assumed by Penelec), except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures. The Preferred Securities will be redeemed at the maturity of the Subordinated Debentures or upon the redemption of such Subordinated Debentures, but will not be subject to any mandatory sinking fund. The Preferred Securities may also be subject to redemption upon the occurrence of certain events relating to the tax treatment of the Preferred Securities and/or Penelec Capital L.P. and/or the treatment of Penelec Capital L.P. under the Investment Company Act of 1940, as amended (the "1940 Act"). The redemption of the Preferred Securities will cause a mandatory redemption of the Trust Securities. It is expected that Penelec's interest payments on the Subordinated Debentures will be deductible for income tax purposes. When implemented, Penelec's consolidated balance sheet will reflect the Trust Securities as "Penelec-obligated mandatorily redeemable preferred securities." The Subordinated Debentures will not appear on Penelec's consolidated balance sheet because the principal and interest on the Subordinated Debentures will be payable to a subsidiary. For the same reason, the interest payments on the Subordinated Debentures and the distributions to Penelec on Penelec's investment in Penelec Capital L.P. will not
                                       -7-
         appear on Penelec's consolidated balance sheet because Penelec Capital L.P. is a subsidiary. The distribution payments made on the Trust Securities will be reported in Penelec's consolidated income statements as "Interest Charges - Penelec-obligated mandatorily redeemable preferred securities." Penelec desires to maintain the flexibility to issue and sell the Trust Securities in one or more sales either publicly, through negotiated underwritings, or privately, through direct placements, with amounts of the offering, annual distribution rate, redemption provisions and other terms, along with the terms of the Subordinated Debentures to be determined later at the time of issuance. Penelec believes that this flexibility will enable it to react effectively to various changes in market conditions. Penelec will provide to your Honorable Commission (the "Commission") reports, within 60 days after each issuance of the securities described herein, listing the terms and conditions of all the Trust Securities, Preferred
         Securities and the corresponding Subordinated Debentures and the related Guaranty issued during that period pursuant to this Securities Certificate together with a calculation of the cumulative liquidation value of the Trust Securities and the Preferred Securities and principal amount of Subordinated Debentures so issued.

         Exact Title of Security
         -----------------------
         Trust Securities of Penelec Capital Trust, each representing a ___% Cumulative Income Preferred Security, Series ___ of Penelec Capital L.P.; ___% Subordinated Debentures, Series ___ of Pennsylvania Electric Company; and the Guaranty Agreement executed and delivered by Pennsylvania Electric Company for the benefit of the holders of the Preferred Securities and the payments thereunder.
      Aggregate Number of Securities to be Issued and Aggregate Principal Amount
      --------------------------------------------------------------------------
         Penelec Capital Trust will issue and sell up to $125,000,000 aggregate liquidation value of the Trust Securities. The aggregate principal amount of the Guaranty will also be up to $125,000,000, plus, in the event of a redemption or liquidation, accrued and unpaid distributions on the Trust Securities and certain additional amounts. Penelec will issue and sell up to $130,000,000 aggregate principal amount of the Subordinated Debentures. The principal amount of the Subordinated Debentures will correspond to the aggregate liquidation value of the Preferred Securities, plus Penelec's capital contribution in Penelec Capital L.P. of up to $5,000,000.
         Par Value
         ---------
         Without par value.
         Nominal Date(s) of Issue
         ------------------------
         From time to time through December 31, 2000, to be determined by market conditions.
                                       -9-

         Date of Maturity
         ----------------
         A series of the Preferred Securities, along with the Guaranty thereof, will be redeemed at the maturity or redemption of the corresponding series of the Subordinated Debentures. Upon a redemption of Preferred Securities, the corresponding Trust Securities will be redeemed. The maturity dates of the Subordinated Debentures will not exceed 49 years from the date of issuance.
         Interest Rate(s) and Payment Date(s) (Subordinated Debentures)
         -----------------------------------
         The interest payments on the Subordinated Debentures will be Penelec Capital L.P.'s sole source of funds to make distributions on the Preferred Securities. The interest rates and payment dates on the Subordinated Debentures will be determined at the time of issuance based on then existing market conditions. The interest payments on the Subordinated Debentures will be at least equal to the distribution payments on the Preferred Securities (and the corresponding Trust Securities) and will have interest payment dates which correspond to the distribution dates on the Preferred Securities (and the corresponding Trust Securities). Distributions, if declared, and correspondingly all interest payments, will be made at least semi-annually. Penelec will have the ability to defer interest payments on the Subordinated Debentures to Penelec Capital L.P. for a period of up to five years but not beyond the maturity date or any redemption date of the Subordinated Debentures (the "Deferral Period"), in which event Penelec Capital L.P. may similarly defer payment of distributions on the Trust Securities. In no event may

                                      -10-
distributions be deferred beyond the maturity date of the Subordinated Debentures. However, Penelec may be required to pay interest on the deferred interest payments to the extent required by law.
         Distribution Rates and Payment Dates (Trust Securities, Preferred
         ------------------------------------
Securities and Guaranty)
         Whenever Penelec Capital Trust receives any cash distribution representing a distribution on the Preferred Securities or payment under the Guaranty, Penelec Capital Trust will distribute such amount to the holders of the Trust Securities. The Preferred Securities will entitle the holders thereof to receive cumulative distributions, paid at least semi-annually in arrears, at the amount per security per annum fixed for the particular series. However, as stated above, Penelec will have the ability to defer interest payments on the Subordinated Debentures to Penelec Capital L.P. during the Deferral Period, in which event no distributions will be made on the Preferred Securities or, accordingly, on the Trust Securities. The payments under the Guaranty will be in the same amounts as the distributions on the Preferred Securities, but only to the extent such payments are not made by Penelec Capital L.P. from funds on hand legally available therefor.
         Extent to Which Taxes on Securities Are Assumed by the Issuer
         -------------------------------------------------------------
         No taxes on the Subordinated Debentures are to be assumed by Penelec; however, Penelec may pay additional interest on the Subordinated Debentures equal to taxes imposed on the Penelec Capital L.P. or Penelec Capital Trust.
The extent to which
                                      -11-

Penelec may assume taxes under the Guaranty will be negotiated at the time of issuance subject to market conditions.
         Redemption Provisions
         ---------------------
         A  series  of  the  Trust  Securities  will  be  subject  to  mandatory redemption upon redemption of the corresponding series of the Preferred Securities. A series of the Preferred Securities will be subject to mandatory redemption upon the maturity or prior redemption of the corresponding series of the Subordinated Debentures and may also be redeemable at the option of Penelec at a price equal to their liquidation value plus any accrued and unpaid distributions plus any premium negotiated in connection with the marketing of the Trust Securities, (i) at any time after a specified no-call period (if any) which could be up to the life of the issuance, or (ii) in the event that (I) Penelec Capital L.P. is required by applicable tax laws to withhold or deduct certain amounts in connection with distributions or other payments, or (II) Penelec Capital L.P. or Penelec Capital Trust is subject to federal income tax with respect to interest received on the Subordinated Debentures for federal income tax purposes, or (III) it is determined that the interest payments by Penelec on the Subordinated Debentures are not deductible for federal income tax purposes or (IV) Penelec Capital L.P. is subject to more than a de minimis amount of other taxes, duties or other governmental charges, or (V) Penelec Capital L.P. becomes subject to regulation as an "investment company" under the 1940 Act. Upon occurrence of any of the events set forth in clause (ii) of the immediately preceding sentence, Penelec Capital Trust and Penelec Capital L.P.
                                      -12-
could be dissolved and the Subordinated Debentures distributed directly to the holders of the Trust Securities and to Penelec on a pro rata basis, resulting in direct ownership of the Subordinated Debentures by the holders of the Trust Securities. The Subordinated Debentures distributed to Penelec would be canceled.
         Sinking Fund
         ------------
         None.
         Liquidation Value (Trust Securities and Preferred Securities)
         -----------------
         The liquidation value of the Trust Securities and the Preferred Securities will be determined at the time of issuance . Upon receipt by Penelec Capital Trust of any distribution from Penelec Capital L.P. upon any voluntary or involuntary liquidation, dissolution or winding up of Penelec Capital L.P., the holders of the Trust Securities will be entitled to receive such amounts in proportion to the respective number of Preferred Securities represented by such Trust Securities, out of the assets of Penelec Capital L.P. available for distribution after satisfaction of creditors of Penelec Capital Trust as required by law. However, the holders of the Trust Securities would not be entitled to share further in the assets of Penelec Capital Trust.
         Upon voluntary or involuntary dissolution or winding up of Penelec Capital L.P., the holders of Preferred Securities will be entitled to receive out of the assets of Penelec Capital L.P., after satisfaction of liabilities to creditors and before any
                                      -13-

distribution of assets is made to holders of its general partner interests, the sum of their stated liquidation preference and all accumulated and unpaid distributions to the date of payment of the Preferred Securities. All assets of Penelec Capital L.P. remaining after payment of the liquidation distribution to the holders of Preferred Securities will be distributed to the General Partner.
         Upon any liquidation, dissolution or winding up of Penelec, the amount payable on each series of the Preferred Securities would be limited to a pro rata portion of any amount recovered by Penelec Capital L.P. in its capacity as a subordinated debt holder of Penelec. The Subordinated Debentures and the payment obligations under the Guaranty will be subordinate to all other existing and future Senior Indebtedness, except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures.
         Name and Address of Trustee and Whether Affiliated
         --------------------------------------------------
         The Subordinated Debentures will be issued under the Debenture Indenture with United States Trust Company of New York, as trustee. United States Trust Company of New York is not and will not be affiliated with either Penelec, Penelec Capital L.P. or Penelec Capital Trust.
         6. (i) Subject to the receipt from the Commission of a Notice of Registration with respect to this Securities Certificate and of orders from the Securities and Exchange Commission ("SEC") declaring effective the Application on Form U-1 and the Registration Statement referred to in Item 8 hereof, in the case of a public offering, Penelec proposes to issue and sell the Trust Securities either (a) in one or more public sales through negotiated underwritings to or through non-affiliated underwriters, purchasers or agents, or (b) in one or more private placement sales through non-affiliated banks or investment banking firms acting as agents of Penelec or directly to non-affiliated agents, purchasers or underwriters. The names of the underwriters, purchasers or agents will be included in the Underwriting Agreement or Purchase Agreement and will be filed at a later time. To the best of Penelec's knowledge and belief, there is no person, firm or corporation ordinarily engaged in underwriting securities or acting as an agent for the sale of securities, which is an "affiliated interest" of Penelec, nor is Penelec an "affiliated interest" of any such person, firm or corporation as the term is defined in Section 2101 of the Pennsylvania Public Utility Code, as amended.
         Penelec expects that the commissions payable to the underwriters or selling agents for selling the Trust Securities will be approximately 1% of the liquidation value of the Trust Securities sold through such agents or underwriters for an institutional offering and approximately 3.15% of the liquidation value of the Trust Certificates sold through such agents or underwriters for a retail offering.
                  (ii) An estimate of the expenses of issuance of the various securities described in this Securities Certificate and the Securities Certificate relating to the issuance of the Senior

Notes, described in another Securities Certificate being filed concurrently, all of which are proposed to be issued and sold under a new financing program, assuming that an aggregate principal amount of $725,000,000 of such securities is sold, is as follows:
                           Filing Fees - SEC                  $240,000
                           Printing Fees                        25,000
                           New York Stock Exchange Fees         50,000
                           Legal Fees                          300,000
                           Trustee Fees and Expenses            30,000
                           Rating Agencies Fees and Expenses    50,000
                           Accounting Fees                      25,000
                           Miscellaneous Expenses               20,000
                                                              --------
                                                     Total    $740,000

                  The expenses incurred in connection with issuance and sale of each series of the Trust Securities, together with the terms and conditions of the corresponding series of the Preferred Securities and the Senior Notes, will be provided to the Commission within 60 days after issuance of such series.
         7. The net proceeds (after deduction of underwriting discounts and commissions and the expenses of the offering) of the Trust Securities will be applied by Penelec: (i) to redeem other outstanding securities of Penelec, including preferred securities, preferred stock and first mortgage bonds, (ii) to repay outstanding short-term bank loans or other unsecured indebtedness,
(iii) for construction purposes (see Penelec's 1998 Construction Budget attached as Exhibit M), (iv) for other corporate purposes and (v) to reimburse Penelec's treasury for funds previously expended therefrom for the above purposes.

         8. An Application on Form U-1 will be filed and one or more Registration Statements will be filed with the SEC with respect to the issuance and sale of the Trust Securities, the related securities and the related transactions.
         Concurrently with the filing of this Securities Certificate, Penelec is filing another Securities Certificate with the Commission relating to the proposed issuance and sale of Senior Notes secured by "fall away" first mortgage bonds. The securities of Penelec described in these Securities Certificates are proposed to be issued as a part of Penelec's new financing program, pursuant to which program Penelec contemplates the issuance and sale of either the Senior Notes and/or Subordinated Debentures and execution and delivery of the Guaranty described in this Securities Certificate in one or more series; provided, however, that the total principal amount of the Senior Notes and total liquidation value of the Trust Securities to be issued and sold may not in the aggregate exceed $725,000,000; and provided, further, that the total principal amount of the Trust Securities may not in the aggregate exceed $125,000,000. Accordingly, Penelec requests that the Commission take action on both Securities Certificates simultaneously.

         9.  There are  appended  hereto  and made  part  hereof  the  following
Exhibits:

         Exhibit A - Balance Sheet of Penelec per books as at March 31, 1998.

         Exhibit B-1 -     Statement of Income of Penelec for the 12 months
                           ended March 31, 1998.

         Exhibit B-2 -     Statement of Retained Earnings and Statement of
                           Capital Surplus of Penelec for the 12 months ended
                           March 31, 1998.

         Exhibit C -       Statement of Utility Plant by Classified Accounts of
                           Penelec as at March 31, 1998.

         Exhibit D -       Statement of Securities of Other Corporations Owned
                           by Penelec as at March 31, 1998.

         Exhibit E -       Statement of Status of Funded Debt Outstanding of
                           Penelec as at March 31, 1998.

         Exhibit F -       Statement of Status of Capital Stock Outstanding of
                           Penelec as at March 31, 1998.

         Exhibit G-1 -     Copy of Registration  Statements filed
                           by  Penelec  on Form S-3 with the SEC  under
                           the Securities Act of 1933, as amended, with
                           respect to the  proposed  issuance  and sale
                           of,   among   other   things,    the   Trust
                           Securities,  the Preferred  Securities,  the
                           Guaranty and the Subordinated Debentures (to be filed supplementally).

         Exhibit G-2-      Copy of the Application on Form U-1 with the SEC
                           under the Public Utility Holding Company Act of 1935
                           (to be filed supplementally).

         Exhibit H -       Not applicable.

         Exhibit I -       Copy of Resolutions of the Board of Directors of
                           Penelec authorizing, among other things, the proposed issuance and sale of the
                           Subordinated Debentures and the Guaranty.

         Exhibit J-1 -     Proposed  form of  Underwriting  Agreement
                           (to be filed supplementally).


         Exhibit J-2 -     Proposed  form of Trust  Agreement  for  Penelec
                           Capital Trust (to be filed supplementally).

         Exhibit  J-3 -  Proposed  form of  Guaranty  by  Penelec  (to be  filed supplementally).

         Exhibit  J-4 -  Proposed form of Subordinated Debenture Indenture, including the form of the Subordinated Debentures (to be filed supplementally).

         Exhibit   K  -  Journal Entries of Penelec, showing all charges and
                         credits to be made on the books of account of Penelec as a result of the issuance of securities described herein.

         Exhibit   L -   Source and Application Funds.

         Exhibit   M -   Penelec=s 1998 Construction Budget.

                  WHEREFORE, Pennsylvania Electric Company prays your Honorable Commission to register this Securities Certificate pursuant to Chapter 19 of the Public Utility Code, as amended, and to grant any other approvals your Commission deems appropriate to further the consummation of the financing program described herein.


                                             PENNSYLVANIA ELECTRIC COMPANY

         Dated: June 30, 1998



                                             By: _________________________
                                                 Vice President

STATE OF NEW JERSEY                     )
                                        ) ss.:
COUNTY OF MORRIS                        )



         ______________________, being duly sworn according to law, deposes and says that he is a ___________________ of Pennsylvania Electric Company, that he is authorized to and does make this affidavit for it; and that the facts set forth above are true and correct (or are true and correct to the best of his knowledge, information and belief) and he expects the said Pennsylvania Electric Company to be able to prove the same at any hearing hereof.


                                        PENNSYLVANIA ELECTRIC COMPANY



                                        By:_________________________________



Sworn to and subscribed before me this ___ day of ______, 1998.


--------------------------------
Notary Public